Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

Equity Residential to Acquire $1 Billion Apartment Portfolio from

Blackstone Real Estate

Chicago and New York – August 7, 2024 - Equity Residential (NYSE: EQR) and Blackstone (NYSE: BX) today announced that Equity Residential has agreed to acquire 11 apartment properties from Blackstone Real Estate strategies in separate transactions, including Blackstone Real Estate Income Trust, Blackstone Real Estate Partners and Blackstone Property Partners, for approximately $964 million. The transactions, which remain subject to customary closing conditions, are expected to close in the third quarter of 2024.

The properties, which are located in Equity Residential’s expansion markets of Atlanta, Dallas/Ft. Worth and Denver, total 3,572 apartment units and are on average eight years old. These properties are attractive to Equity Residential’s higher end renter demographic and accelerate its growth in these markets. Through its industry leading operating platform, Equity Residential expects to unlock additional opportunities and value with these properties. The portfolio consists of four properties with 1,357 apartment units in Atlanta, four properties with 1,237 apartment units in Dallas/Ft. Worth and three properties with 978 apartment units in Denver. In connection with this transaction, Equity Residential is reaffirming the earnings guidance provided in its Second Quarter 2024 Earnings Release on July 29, 2024.

“We are pleased to add these high-quality, well-located properties to our growing portfolios in Atlanta, Dallas/Ft. Worth and Denver at pricing that is attractive compared to replacement costs,” said Alec Brackenridge, Equity Residential’s Executive Vice President and Chief Investment Officer. “This transaction is a significant step in our goal of generating a higher percentage of our annual net operating income from these strong growth expansion markets. We appreciate partnering with Blackstone on this mutually beneficial transaction and look forward to continuing to grow the relationship.”

Asim Hamid, Senior Managing Director at Blackstone Real Estate, said, “This transaction represents an excellent outcome for our investors and demonstrates the strong institutional demand for high quality assets. Rental housing remains one of our highest-conviction themes, and we continue to see strong fundamentals in attractive markets. We’re pleased to have worked with EQR on this transaction, who will be an excellent steward of these properties going forward.”

Eastdil Secured, RBC Capital Markets, LLC, Santander and Sumitomo Mitsui Banking Corporation (SMBC) acted as Blackstone’s financial advisors. Simpson Thacher & Bartlett LLP served as Blackstone’s legal counsel. Neal Gerber & Eisenberg LLP, Hogan Lovells, and Bryan Cave Leighton Paisner LLP served as Equity Residential’s legal counsel.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 299 properties consisting of 79,738 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com

About Blackstone Real Estate
Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $336 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, data centers, residential, office and hospitality. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT). Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of the federal securities laws. These forward-looking statements can be identified by the use of forward -looking terminology such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “identified,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates”, “confident,” “conviction” or other similar words or the negatives thereof. These statements may include financial estimates and their underlying assumptions and are based on current expectations, estimates, projections and assumptions made by management. While management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, future operations, future performance and statements regarding identified but not yet closed acquisitions or dispositions. There are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such forward-looking statements. These factors and other risks and uncertainties are described under the heading “Risk Factors” in Equity Residential’s or BREIT’s respective Annual Reports on Form 10-K and subsequent periodic reports and BREIT’s prospectus filed with the Securities and Exchange Commission (SEC), each of which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein (or in Equity Residential’s or BREIT’s respective public filings). Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Except as otherwise required by federal securities laws, Equity Residential and BREIT do not undertake any obligation to update, revise or supplement forward-looking statements that become untrue because of new information, subsequent events or otherwise.

CONTACTS:

Equity Residential

Marty McKenna

mmckenna@eqr.com

Blackstone
Jeffrey Kauth

Jeffrey.Kauth@Blackstone.com